U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 11, 2017

Illumination America, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	000-55585	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

(Address of principal executive offices)

561-997-7270

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 11, 2017, Dr. Thomas Rutherford was appointed as a director of our Company pursuant to the provisions of our Bylaws, to hold such position until the next annual meeting of our shareholders, his resignation, removal or death, whichever comes first.

Following is his biographical history:

Dr. Thomas J. Rutherford, age 62, was appointed as a director of our Company in January 2017. In addition, he has served as a director of Grom Holdings, Inc. since July 2015. Mr. Rutherford is a highly renowned and respected oncologist and a national expert in cancer, with more than 30 years of highly specialized surgical and clinical expertise in gynecologic cancer care. Dr. Rutherford has published in excess of 200 articles and case reports during his career and is a highly sought after speaker and lecturer. Dr. Rutherford is currently the Director of Oncology for South Florida University in Tampa, FL, a position he assumed in January 2017. Prior, from January 2015 through December 2016, he was the Director of Oncology for Connecticut Oncology, a Division of Women’s Health of Connecticut, a 270 member practitioner group covering 50% of the population in Connecticut and Director of Cancer Services for Western Connecticut Health Network leading more than 100 physician subspecialists including surgeons, medical oncologists and radiation oncologists. Dr. Rutherford practiced at Yale Oncology and served as Professor of Oncology and Director of Oncology Fellowship at Yale University School of Medicine from July 1993 through December 2014. Dr. Rutherford received a Bachelor of Science degree in 1976 from Roanoke College, a Master of Science degree from John Carroll University in 1979 and a PhD from the Medical College of Ohio in 1989. He devotes only such time as necessary to our affairs.

Item 8.01. Other Events

On January 11, 2017, we executed a non-binding Letter of Intent (“LOI”) with Grom Holdings, Inc., a Delaware corporation (“Grom”), whereby we have reached an agreement in principle to acquire all of Grom’s issued and outstanding common stock. Darren Marks, Melvin Leiner and Dr. Thomas Rutherford are directors of both companies and Messrs. Marks and Leiner are the principal shareholders of both companies. Under the terms of the LOI we will issue 4.17 shares of our common stock in exchange for every share of Grom common stock issued and outstanding at closing. It is anticipated that Grom will have no more than 25 million shares issued and outstanding immediately prior to the Closing Date. A copy of the Letter of Intent is included as an exhibit to this report.

The proposed transaction is subject to various conditions, including but not limited to execution of applicable Exchange Agreements, approval of the same by the Grom shareholders, completion of independent financial audits of Grom for the years ended December 31, 2016 and 2015, the issuance of an order of effectiveness to a registration statement we intend to file on Form S-4 and various other matters.

If and when this proposed transaction closes, of which there can be no assurance, our current LED business will be transferred to a new wholly owned subsidiary. In addition, Messrs. Llera and Andrews will resign as officers and directors of our Company and become the officers and directors of this new subsidiary company. Management of Grom shall assume the positions of management of the resulting holding company, including the appointment of Sander Schwartz as President, Darren Marks as Chief Executive Officer and Melvin Leiner as Executive Vice President, Secretary, Treasurer and Chief Financial Officer.

Grom Holdings, Inc. is a holding company, incorporated in Delaware in March 2015, that conducts all of its operations through its wholly owned subsidiaries, Grom Social, Inc. and TD Holdings Limited. Grom Social, Inc. is a Florida corporation, incorporated in March 2012, which operates a social media network for children. TD Holdings Limited, which Grom acquired in July 2016, is a Hong Kong corporation and the parent company of Top Draw Animation, Inc., a corporation formed and operating in Manila, Philippines, through which Grom operates an animation business.

2

Grom’s core business is its social media website for children, “Grom Social.” The Grom Social website is located at www.gromsocial.com. Grom Social currently has approximately 4.3 million users in over 200 countries and territories. A "user" is defined as any child between the ages of 5 and 16 who sign up for a Grom Social account. Each child must receive parental approval to gain full access to the Grom Social platform. Grom communicates with its database both actively, through email and a parent/guardian portal and passively, through messaging on the child’s profile page and through seventeen Grom characters.

Top Draw Animation produces digital animation and provides pre-production and production services to a variety of international producers. Top Draw Animation was established in 1999 by Wayne Dearing, who, along with Stella Dearing, continues to be responsible for its day to day operations. Eventually, it is Grom’s intention to utilize the animation expertise of Top Draw Animation to provide animated content to Grom Social.

In addition, on January 11, 2017, Grom acquired the assets of Norcross, Georgia based TeleMate.Net Software’s NetSpective Webfilter Division an entity that provides web filtering services to approximately 400 school districts which encompasses an estimated 2.0 million children from the ages from 5-17.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibit is included in this report:

No.	Description

10.4	Copy of Letter of Intent with Grom Holdings, Inc.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2017	ILLUMINATION AMERICA, INC. (Registrant)

	By:	/s/ Ismael Llera
Ismael Llera, Chief Executive Officer

4